                                                                  Exhibit 10.19


                                   SUBLEASE

     THIS SUBLEASE is made this ___________ day of February, 1995, between WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation with its principal office at Westinghouse Building, Gateway Center, Pittsburgh, Pennsylvania 15222 (hereinafter called "Sublessor"), and MASTECH CORPORATION, a Pennsylvania corporation with its principal office at 2090 Greentree Road, Pittsburgh, Pennsylvania 15220 (hereinafter called "Sublessee") and


                                  WITNESSETH:
                                  -----------

     WHEREAS Greyhound Leasing & Financial Corporation (hereinafter called "Lessor") and Sublessor entered into a Lease Agreement dated November 15, 1985 (hereinafter called "Lease") for certain land and improvements located in North Fayette Township, Allegheny County, Pennsylvania, known as 1000 McKee Road, Oakdale, Pennsylvania, as more fully described in Exhibit A attached hereto and made a part hereof (hereinafter called "Premises"), and

     WHEREAS, Sublessor desires to sublease a portion of the leased premises to Sublessee.

     NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND, THE PARTIES HEREBY AGREE AS
FOLLOWS:

1.   PREMISES:

     That for and in consideration of the payment by Sublessee of the rent hereinafter reserved and the performance by Sublessee of the covenants and agreements hereinafter agreed to be performed by it, and in accordance with all of the provisions hereinafter set forth, Sublessor does hereby let and demise unto Sublessee and Sublessee does hereby take and hire from Sublessor, an amount agreed to be 21,996 rentable square feet in the Premises as more fully set forth and outlined in yellow on Exhibit B attached hereto and made a part hereof (hereinafter called the "Subleased Premises") together with the furnishings, fixtures and equipment, located thereon (including, without limitation, those items of furnishings and equipment which are listed on Exhibit C attached hereto and made a part hereof) and with all the rights, easements and appurtenances thereto or therewith usually held and enjoyed, and use of the Common Areas as more fully described in Section 7(d) below, for a term beginning on the later of (1) the first day that Sublessee takes possession of any portion of the Subleased Premises, or (2) January 15, 1995 (but in no event later than June 1, 1995) and ending on May 31, 2000, and subject to renewal and extension by Sublessee as hereinafter provided. Notwithstanding the foregoing, Sublessee has the right to take possession of the Subleased Premises in increments of useable square feet at its reasonable discretion. No rent shall be payable by Sublessee from the commencement of the lease term until June 1, 1995.

2.   RENT:

     (a) Sublessee shall pay Sublessor rent, in advance, without notice or demand in equal monthly payments, on or before the first day of each month, during the period of time indicated below at the following rates:

          Lease Term                   Rental Rate

          June 1, 1995 - May 31, 1997 $14.00 per rentable square foot per year June 1, 1997 - May 31, 1999 $15.00 per rentable square foot per year June 1, 1999 - May 31, 2000 $16.00 per rentable square foot per year

          The total rentable square feet of 21,996 shall be multiplied by Fourteen Dollars ($14.00) to produce the annual base rent for the initial two years of the term of the Sublease and thereafter the total rentable square feet shall be multiplied by the rental rate indicated in the schedule above to determine the annual base rental payable by Sublessee. The applicable annual rent shall be divided by 12 to determine the monthly rent payable by Sublessee.


     (b) Any additional sum Sublessee is required to pay Sublessor under the terms of this Sublease is designated as Additional Rent.

     (c) The obligation to pay rent including Additional Rent hereunder is an independent covenant of the Sublessee and such payment shall be net of any other obligation Sublessee may have and shall be made without demand, offset or counterclaim.

     (d) Except as specifically set forth herein, Sublessor's only obligations are as set forth in this Sublease and Sublessee indemnifies Sublessor of all costs and liabilities incurred by Sublessor on account of Sublessee's tenancy of the Subleased Premises or failure of Sublessee to perform any of its obligations hereunder.

     (e) Any rent and/or additional rent shall be paid to Sublessor at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, Attention: G. Segner.

3.   SECURITY DEPOSIT:

     Sublessor acknowledges receipt from Sublessee of the sum of $30,000.00 to be held as security for the payment of any rent and all other sums of money payable by Sublessee under this Sublease and for the faithful performance of all covenants of Sublessee hereunder. The amount of such security deposit, without interest, shall be refunded to Sublessee after termination of this Sublease provided that Sublessee shall have made all such payments and performed such covenants. Upon default by Sublessee hereunder, all or part of such security deposit may, at Sublessor's sole option, be applied on account of such default and thereafter Sublessee shall restore the resulting deficiency in such security deposit upon demand. Sublessee hereby waives the benefit of any provision of law requiring such security deposit to be held in escrow, in trust, or in an interest-bearing account and such security deposit shall be deemed to be the property of Sublessor and may be commingled with Sublessor's other funds.

4.   SUBLESSEE IMPROVEMENTS:

     (a) Sublessor shall provide construction of the tenant improvements in accord with specifications set forth in Exhibit D attached hereto and made a part hereof, the cost to Sublessor of which shall not exceed $240,000.00, which sum shall be used for architectural drawings, office design services, working drawings (including mechanical engineering and plumbing) and furniture work station relocation and installation. Prior to the full execution of this Sublease all plans and specifications to be incorporated into this Sublease as Exhibit D shall be approved in writing by Sublessor. The cost of any work in Exhibit D in excess of $240,000 as well as for work outside of the scope of work set forth on Exhibit D shall be to Sublessee's account. Upon Sublessor's completion of the tenant improvements, Sublessor and Sublessee shall agree on a punch list of areas of work which were not done to Sublessee's reasonable satisfaction and Sublessor shall within fifteen (15) days thereafter cause such punch list items to be corrected and completed. Sublessor agrees to transfer to Sublessee any warranties it may receive for tenant improvements constructed for Sublessee.

     (b) Sublessor agrees to grant Sublessee a moving allowance of up to Twenty One Thousand Three Hundred Eighteen and 00/100 ($21,318.00) Dollars. Sublessor may use such allowance to cover any cost for tenant improvements for which Sublessee is responsible. The balance of the moving allowance set forth herein shall be credited to Sublessee against the rentals due under the terms of this Sublease in the order that such rentals become due. To the extent that Sublessee's actual moving expenses do not equal Twenty One Thousand Three Hundred Eighteen and 00/100 ($21,318.00) Dollars, Sublessor shall have the right to use the balance of the unused moving allowance toward the Sublessee Improvements set forth in Section 4 herein.

     (c) Sublessor shall provide Sublessee with up to eighty (80) furniture workstations and all other furnishings which are located on the Subleased Premises at the time of execution of this Sublease. Sublessee shall have the right, at the end of the initial term or any renewal term of this Sublease, to remove and retain the original eighty workstations identified on Exhibit C, provided that, upon removal, Sublessee shall restore the Subleased Premises as required in Section 24 hereunder. Title to such work stations shall pass at the end of the initial term, and Sublessor shall upon request of Sublessee deliver such bills of sale or other instruments (warranting title and otherwise disclaiming all warranties whatsoever) as Sublessee may require in order to more effectively transfer title to Sublessee.

     (d) Sublessee, at Sublessee's sole cost and expense, shall have the right to install a satellite dish either on the property surrounding the building on the Premises or on the roof of the building, at Sublessor's sole option. In the event Sublessee desires to install a satellite dish on the Premises, Sublessee shall advise Sublessor in writing of the proposed placement of the satellite dish and Sublessor shall notify Sublessee of its approval or disapproval of Sublessee's request within ten (10) days of Sublessee's request. If Sublessor approves Sublessee's request, Sublessee shall comply with all of Sublessor's requirements for the placement, maintenance, repair and restoration of any area to which the satellite dish is affixed. Sublessee, at its cost and expense will secure all necessary government approvals and comply with all applicable government codes and regulations related to the satellite dish.

5.   COMPLIANCE WITH LAWS; USE OF SUBLEASED PREMISES:

     Sublessee will use and occupy the Subleased Premises for general office purposes. Sublessor warrants that the Subleased Premises, after completion of improvements set forth in Section 4 hereof shall comply with all laws, ordinances, rules, orders or regulations of any governmental authority excluding the Americans with Disabilities Act. Thereafter, Sublessee will use the Subleased Premises in compliance with any and all laws, ordinances, rules, orders and regulations of any governmental authority (including but not limited to any mandated repairs or alterations) which are applicable to or arise from the conduct of Sublessee's business on the Subleased Premises. Nothing herein shall be interpreted to require Sublessee to make repairs or improvements which are the responsibility of Sublessor pursuant to the terms of this Sublease.


6.   TAXES AND ASSESSMENTS:

     (a) During the term of this Sublease, Sublessee shall pay as Additional Rental its pro rata share of any real estate tax or assessment (allocable to the land and building of which the Subleased Premises are a part) which is in excess of the real estate tax or assessment imposed or assessed on the same land and building for the base tax year. The base tax year shall be the calendar year of 1995.

          With respect to any general or special assessments which may be levied upon or against the Premises, and which may be paid in annual or semi-annual installments, only the current amount of such installment, prorated for any partial year, and statutory interest, shall be included within the computation of taxes for which Sublessee is responsible herein.

     (b) Sublessee's share of any increased real estate tax shall be due and payable thirty (30) days after receipt of billing by Sublessor.

     (c) The Sublessee's proportionate share of any increase or decrease in real estate tax shall be that percentage derived by dividing the number of square feet of rentable space subleased by Sublessee (21,996 square feet) by the total number of square feet of rentable space in the Premises (151,800 square feet), which percentage is 14.49%.

     (d) Sublessor may, in its reasonable discretion, estimate the amount of taxes next due and collect from Sublessee on a monthly or quarterly basis, at Sublessor's option, the amount of Sublessee's estimated tax obligation; provided, however, that such estimate shall reasonably related to the prior tax year estimate as adjusted for any rate increase announced or publicly considered by taxing bodies and assessments with respect to the Premises. In the event that Sublessee has not paid sufficient amount in estimated tax payments to cover its pro rata share for the year in question, Sublessee shall pay to Sublessor the full amount of any such shortage within thirty (30) days of date of billing. If it is established that Sublessee has made an overpayment of its tax obligation upon such reconciliation, Sublessee shall receive, at Sublessor's option, either a credit applicable to the next ensuing estimated tax payments, or, a direct payment of such overpaid amount to Sublessee within thirty (30) days of such determination. At the end of the Sublease term, Sublessor shall refund any overpayment to Sublessee attributable to the final lease year.

     (e) Sublessee shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Sublessee contained in the Subleased Premises or elsewhere. When possible, Sublessee shall cause such trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Sublessor. If any of Sublessee's said personal property shall be assessed with Sublessor's real property, Sublessee shall pay Sublessor taxes attributable to

Sublessee within thirty (30) days after receipt of a written statement setting forth the taxes applicable to Sublessee's property.

     (f) In the event it shall not be lawful for Sublessee to reimburse Sublessor for any of the taxes covered by this Section, the monthly rent payable to Sublessor under the terms of this Sublease shall be increased by the amount of the portion allocable to Sublessee so as to net to Sublessor the amount which would have been receivable by Sublessor if such tax had not been imposed.

7.   OPERATING EXPENSE

     (a) Tenant shall pay as Additional Rental its proportionate share of any increase in operating expenses for the Premises of which the Subleased Premises are a part which may be sustained by Sublessor during the term of this lease which exceed the sum of the operating expenses of the calendar year 1995 (base year). Sublessee's proportionate share of any increase shall be that percentage determined by dividing the rentable number of square feet hereby subleased by Sublessee (21,996 square feet) by the total number of rentable square feet in the Premises (151,800 square feet), which percentage is 14.49%. Notwithstanding the foregoing, for any period of this Sublease not constituting a full calendar year, Sublessee shall pay only a fractional part of its proportionate share of any applicable increase in the operating expenses based upon the number of days of its occupancy of the Sublease Premises for such year divided by 365.

     (b) The term "operating expenses" shall mean all expenses, costs and disbursements of every kind and nature (including but not limited to "Capital Costs" as hereinafter defined and to the extent stated herein and reasonable management fees, which fees shall be included in base year 1995), excluding however, taxes, expense of alternations of premises for the accommodation of a specific tenant, brokers fees, and expenditures made for capital investment or improvements, which the Sublessor shall pay or become obligated to pay in connection with the operation of the Common Areas (as hereinafter defined) and the Premises which, in accordance with generally accepted principles of sound accounting practice, apply to the operation and maintenance of comparable buildings.

     (c) Capital Costs are defined as those expenditures which do not normally recur more frequently than at five (5) year intervals in the normal course of operation and maintenance of the Premises. Notwithstanding anything above which may be to the contrary, operating expenses shall include a portion of all Capital Costs, representing any costs of capital improvements made by Sublessor to the Premises for the purpose of reducing recurring expenses or utility costs and from which Sublease can expect a reasonable benefit, or that are required by governmental law, ordinance, regulation or mandate, not applicable to the Premises at the time of the original construction. The portion thereof to be included each year in operating expenses shall be that fraction allocable to the calendar year in question calculated by amortizing the cost over the reasonably useful life of such improvement, as reasonably determined by the Sublessor, with interest on the unamortized balance at ten percent (10%) per annum or such higher rate as may have been paid by Sublessor for funds borrowed for the purpose of constructing such improvements, but in no event to exceed the highest rate permissible by law.

     (d) The term "Common Areas" as used herein means all areas and facilities outside the Subleased Premises, that are provided and designated by Sublessor from time to time for the general use and convenience of Sublessee, Sublessor, and of other tenants of Sublessor having the common use of such areas, and their respective authorized representatives and invitees.

Common Areas include, without limitation, driveways, parking areas, sidewalks, landscaped areas, the reception area, the large conference rooms as designated by Sublessor located on the first and second floors and highlighted in green on Exhibit B, the cafeteria, the fitness center and specific corridors designated by Sublessor which lead from the Subleased Premises to the internal common areas set forth above. Notwithstanding the foregoing, Sublessor may, at its sole option, and at any time, discontinue the operation of the cafeteria, if the cafeteria operates at a loss. In the event Sublessor elects to reduce, limit, change or discontinue the operation of the cafeteria, Sublessor shall make reasonable efforts to substitute an alternative food service. Sublessee hereby agrees that the use of the Common Areas by it or any of its employees, agents or invitees will not interfere with the conduct of business of any of the other occupants of the Building or the Premises.

     (e) Notwithstanding anything to the contrary contained in the above subparagraph (d), the fitness center will only be included in the Common Areas if Sublessee provides insurance coverage and limits applicable to the use of the fitness center by Sublessee or Sublessee's employees, which is acceptable to Sublessor in its sole discretion. As a further condition to inclusion of the fitness center in the common Areas, Sublessee agrees, on behalf of itself, and its employees, to indemnify and hold harmless Sublessor from any and all liabilities, claims, demands, actions, costs and expenses which may be sustained by Sublessor by reason of any injury to or death of persons and for any loss of or damage to property caused in any manner or to any degree by the use of the fitness center by Sublessee or its employees. Sublessee, and its employees shall faithfully observe and comply with the rules and regulations established by Sublessor (and conveyed by written notice to Sublessee) regarding use and operation of the fitness center. Sublessor reserves the unconditional right to discontinue the operation of the fitness center at any time during the term of this lease or any renewal thereof. In the event that Sublessor elects to discontinue the operation of the fitness center, Sublessee shall have the option to sublease the area presently known as the fitness center on the basis of the terms and conditions herein for the sole purpose of using that area as a fitness center exclusively for the use of Sublessee's employees. Sublessor shall give Sublessee written notice that Sublessor intends to discontinue the operation of the fitness center and Sublessee shall have fifteen (15) days within which to give Sublessor written notice that Sublessee will sublet the area known as the fitness center for the use of its employees. Effective on the date of Sublessee's notice to Sublessor electing to sublease the fitness center, that area will be added to the Subleased Premises at the prevailing rental rate then in effect for the Subleased Premises and all of the other terms and conditions of this Sublease shall apply to the fitness center area added to the Subleased Premises except the use shall be described in this Section 7(e).

     (f) Sublessor shall, in a reasonable manner maintain the Common Areas in a condition representative of a well-maintained commercial office building, and in doing so, Sublessor may establish and enforce reasonable rules and regulations concerning such areas which are enforced in a non-discriminating manner as to all occupants of the Premises. Sublessor may also close any of the Common Areas to whatever necessary extent required in the opinion of Sublessor's counsel to prevent a dedication of any of the Common Areas or the accrual of any rights of any person (other than Sublessee) or of the public to the Common Areas, close temporarily any of the Common Areas for maintenance purposes, and make changes to the Common Areas including, without limitation, changes in the location of driveways, entrances, exits, vehicular parking spaces, parking area, the designation of areas for the exclusive use of others, the direction of the flow of traffic or construction of additional buildings thereupon.

     (g) If, during the base year less than 95% of the building rentable area shall be occupied by tenants and fully used by them, operating expenses of the Premises for the base year for purposes of the determination of Sublessee's proportionate share of operating expense shall be deemed to be increased to an amount equal to the like operating expense which would normally be expected to be incurred if the building had been 95% occupied and fully utilized during the base year.


     (h) Sublessee agrees to pay its proportionate share of any increase in operating expenses as set forth in subparagraph (a) above to the Sublessor within thirty (30) days after receipt of the Sublessor's statement. Sublessor shall have the right, in its reasonable discretion, to estimate Sublessee's pro rata share of operating expenses due within the following twelve (12) months from Sublessee and to collect from Sublessee on a monthly or quarterly basis, as Sublessor may elect, the amount of Sublessee's estimated pro rata share of such costs; provided, however, that such estimate shall reasonably reflect actual operating expenses for which Sublessee is proportionately responsible and which Sublessor may reasonably expect to incur and pay within such period. Sublessor shall provide Sublessee with a reconciliation of Sublessee's account at least annually, and if such reconciliation shall indicate that Sublessee's account is insufficient to satisfy Sublessee's pro rata share of operating expenses for the period estimated, Sublessee shall pay to Sublessor any deficiency within thirty
(30) days of Sublessor's billing. Any excess in such account indicated by the reconciliation shall be credited to Sublessee's account to reduce the estimated payments for the next ensuing period or paid to Sublessee within thirty (30) days if occurring in the final year of the Sublease term.

8.   PARKING:

     Sublessee shall direct its employees to use the employee parking area located in the back of the Premises. Sublessor shall preserve 110 non-reserved parking spaces for use by Sublessee's employees and invitees in such parking area. Notwithstanding the foregoing, Sublessor shall designate sixteen (16) reserved parking stalls within the front parking area for Sublessee's exclusive use. Apart from the reserved spaces, Sublessee's employees shall not park in the visitors parking area. The remaining parking spaces within the front parking area shall be reserved by Sublessor for visitors.

9.   INSURANCE:

     (a) Sublessee shall, at its sole cost and expense, procure and maintain throughout the term of this Sublease or any renewal or extension thereof, a policy of public liability insurance (which shall include inter alia an endorsement or rider for contractual liability coverage) secured from an insurance company licensed and qualified to do business in the State of Pennsylvania, acceptable to Sublessor, and naming Sublessor as an additional insured, with limits not less than $3,000,000.00 with respect to any one occurrence, and said policy shall contain a clause that the insurer will not cancel or change said policy without first giving Sublessor at least thirty (30) days' prior written notice. Sublessee shall provide Sublessor a copy of such insurance policy or certificate of insurance evidencing such coverage upon the execution of this Sublease and subsequently on the renewal or extension date of such policy.

     (b) Sublessee shall procure and maintain throughout the term of this Sublease or any renewal thereof, at Sublessee's expense, policies of casualty insurance covering all tenant improvements, trade fixtures, equipment, merchandise and other personal property from time to time in the Subleased premises in an amount not less than one hundred percent (100%) of their actual replacement cost, providing protection against any peril included within the classification "Fire and Extended Coverage". The proceeds of such insurance shall be used for the repair and replacement of the property so insured. Such insurance shall name Sublessor as an additional insured and shall contain a clause that the insurer will not cancel or change said policy without first giving Sublessor at least thirty (30) days' prior written notice. Sublessee shall provide Sublessor a certificate of said insurance upon the execution of this Sublease and subsequently on the renewal or extension date of such policy.

     (c) Nothing contained in this Sublease shall be construed to require either party to repair, replace, reconstruct, or pay for any property of the other party which may be damaged or destroyed by fire, flood, windstorm, earthquake, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty, and each party hereby waives, on behalf of itself and its insurer, all rights of subrogation and claims against the other for all loss or damage arising out of perils normally insured against by standard fire and extended coverage insurance.

10.  MAINTENANCE AND REPAIRS:

     (a) Subject to Sublessor's maintenance and repair obligations set forth in subparagraph (b) below, Sublessee shall maintain the interior of the Subleased Premises in a neat and orderly condition and shall not commit waste therein, and shall perform all maintenance and repairs of damage caused by the negligence of Sublessee, its servants, agents, or employees or which is otherwise required pursuant to the terms of this Sublease.

     (b) Sublessor shall maintain and keep in good condition, at Sublessor's expense the Common Areas as well as all structural elements of Subleased Premises, including without limitation, heating, ventilation and air conditioning systems, roof, plumbing, electrical systems, fire and sprinkler systems (to the extent there are fire and sprinkler systems in the Premises, it being understood and acknowledged that Sublessor shall have no obligation to install additional such systems unless required by law) alarm systems, sewage systems, except for such maintenance, repairs, and replacements necessitated by the negligence of Sublessee, its servants, agents, or employees or as a result of legal requirements arising from Sublessee's use or occupancy of the Subleased Premises.

     (c) Sublessor shall have the right to enter upon the Subleased Premises from time to time upon reasonable notice in order to inspect the same and to perform any maintenance, repairs, and replacements which it is required to make under the provisions of this Sublease. Such entry shall in no event be considered a constructive eviction of Sublessee. Sublessor shall use reasonable efforts not to disrupt Sublessee's business activities in the performance of such maintenance.

11.  BUILDING SERVICES:

     (a) During the hours of 7:00 a.m. and 7:00 p.m. on weekdays and 9:00 a.m. to 2:00 p.m. on Saturdays ("Business Hours") except for public holidays ("Business Days"), Sublessor shall furnish to the Subleased Premises as part of the operating expense of the Premises, reasonable amounts of electricity, water, heat and air conditioning typical of a commercial office building. In the event of an interruption in, or failure or inability to provide any of the utilities described herein, such interruption or failure shall not, regardless of its duration, constitute an eviction of Sublessee, constructive or otherwise, or impose upon Sublessor any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Sublessee or entitle Sublessee to an abatement of rent or to terminate this Sublease. Notwithstanding the foregoing, in the event that Sublessor is unable to provide any of the utilities (i.e., electricity, heat, water or air conditioning) for five (5) consecutive business days and Sublessee is unable to conduct business in the Subleased Premises as a result of such failure to provide utilities, and further provided that such failure is not due to force majeure as hereinafter defined, then Sublessee shall be entitled to abate rent on a daily basis until such utility is restored. In no event is Sublessee authorized to terminate this Sublease as a result of such failure of utilities.

     (b) The term "force majeure" as used herein shall mean any circumstance beyond the reasonable control of Sublessor which shall prevent or delay Sublessor from performing any obligation outlined herein including, but not limited to, acts of nature, acts of God, labor strikes, material shortages and other acts causing delays. Any delay resulting from a force majeure shall excuse Sublessor's performance of its obligations under this Sublease for a period equal to the period of such delay.

     (c) On Business Days, Sublessor shall furnish to the Subleased Premises and its attendant restrooms and other common areas, janitorial service, window washing, fluorescent tube replacement and toilet room supplies.

     (d) Sublessee shall give Sublessor reasonable prior written notice of its request of Sublessor to supply utilities or services to the Subleased Premises during non-Business Hours which are in excess of the standard of such utilities or services normally provided during non-Business Hours in buildings used for office purposes. Any additional utilities or services Sublessee requests during non-Business Hours shall be at Sublessee's sole expense. In the event the Sublessee's usage of electricity, water or any other utility exceeds the reasonable use of such utility, Sublessor may determine the amount of such excess use by any reasonable means (including, but not limited to, the installation at Sublessor's request but at Sublessee's expense of a separate meter or other measuring device) and charge Sublessee for the cost thereof. In addition, Sublessor may impose a reasonable charge for the use of any additional or unusual janitorial services required by Sublessee because of the carelessness of Sublessee or the nature of Sublessee's business (including hours of operation).

     (e) All sums payable hereunder by Sublessee for additional services or for excess utility usage or other services shall be payable within thirty (30) days after notice from Sublessor of the amounts due; except that Sublessor may require Sublessee to pay monthly for the estimated cost of Sublessee's excess utility usage if such usage occurs on a regular basis, and such estimated amounts shall be payable in advance on the first day of each month.

     (f) Sublessor shall provide Sublessee's employees and visitors with limited access to the building during non-Business Hours, provided, however, that Sublessor shall be entitled to impose upon Sublessee reasonable security precautions related to such access.

     (g) At the time this Sublease is fully executed by both parties, the Premises will be supplied by Sublessor with (a) security guard services sixteen
(16) hours per day during Business Days and twenty-four (24) hours per day during non-Business Days, and (b) a Simplex fire system. Sublessor reserves the right, at its sole discretion, to replace the type of security service at the Premises. Notwithstanding anything to the contrary set forth herein, Sublessee shall be totally responsible for the security of the Subleased Premises and Sublessor shall not have any liability whatsoever as a result of any failure of Sublessor's security services for any injuries to persons or loss or theft incurred by Sublessor, its employees and invitees, in, on or about the Subleased Premises or the Premises.

12.  DAMAGE TO OR DESTRUCTION OF PREMISES:

     If, during the term of this Sublease, the Subleased Premises are damaged by fire, flood, windstorm, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty so that the same are rendered wholly or substantially unfit for occupancy, Sublessor shall promptly notify Sublessee whether the Subleased Premises can be repaired to be fully fit for Sublessee's occupancy. If pursuant to said notice said Subleased Premises cannot be repaired within sixty (60) days from the time of such damage, then this Sublease, at the option of the Sublessor or Sublessee, may be terminated as of the date of such damage and any insurance proceeds under Section 9(a) of this Sublease agreement shall be paid to Sublessor. Likewise if a substantial portion of the Premises (but not a substantial portion of the Subleased Premises) are so damaged such that Sublessor determines that it will not repair such damages, and/or restore the premises, then Sublessor at its sole option may terminate this Sublease as of the date of last occupancy by Sublessee and any insurance proceeds under Section 9(a) shall be payable to Sublessor. In the event that Sublessor or Sublessee elects to terminate the Sublease, the Sublessee shall pay the rent apportioned to the time of damage and shall immediately surrender the Subleased Premises to Sublessor who may enter upon and repossess the same. If neither the Sublessor or the Sublessee elects to terminate the Sublease, Sublessor agrees to repair or replace as required such damage to the Premises and the Subleased Premises (but not to any Sublessee improvements made by Sublessee to the extent it receives insurance proceeds), and this Sublease shall not be affected in any manner except that the rent shall be suspended and shall not accrue from the date of such damage until such repairs have been completed.

     If said Subleased Premises shall be so slightly damaged by any of the above casualties as not to be rendered unfit for occupancy to any substantial extent and the same shall be repairable within sixty (60) days from the time of such damage, Sublessor shall repair the Subleased Premises (but not Sublessee improvements made by Sublessee) to the extent it receives insurance proceeds, and during the period from the date of such damage until the repairs are completed the rent shall be apportioned so that Sublessee shall pay as rent an amount which bears the same ratio to the entire monthly rent as the portion of the Subleased Premises which Sublessee is able to occupy without disturbance during such period bears to the entire Premises. If the damage by any of the above casualties is so slight that Sublessee is not disturbed in its possession and enjoyment of the Subleased Premises, then Sublessor shall repair the same promptly and in that case the rent accrued or accruing shall not abate.

13.  ACTIONS OF PUBLIC AUTHORITIES:

     In the event that any exercise of the power of eminent domain by any governmental authority, Federal, State, County or Municipal, or by any other party vested by law with such power shall at any time prevent the full use and enjoyment of the Subleased Premises by Sublessee, Sublessor or Sublessee shall have the right thereupon to terminate this Sublease. In the event of any such action, Sublessor shall have the right to claim, recover, and retain from the governmental authority or other party taking such action any award for the value of the Premises and Sublessee hereby waives any claim for the leasehold value of the Subleased Premises. Notwithstanding the foregoing, Sublessee may make a separate claim for the value of its fixtures or its moving expenses to the extent it does not diminish any award payable to Sublessor.

14.  IMPROVEMENTS BY SUBLESSEE:

     Sublessee shall not have the right to make any alterations, additions, or improvements in or to the Subleased Premises without the written consent of Sublessor, which consent shall not be unreasonably withheld. Should Sublessee desire to perform alterations or improvements upon the Subleased Premises, it shall, prior to commencing the work, transmit a reasonably detailed description of the work to Sublessor, including drawings or plans. Within thirty (30) days of the receipt of the same, Sublessor shall notify Sublessee as to its approval or disapproval of the proposed alteration, addition or improvement. Upon thirty (30) days of the request of Sublessor, Sublessee shall also deliver to Sublessor a bond in an amount equal to at least 150% of the potential lien or claim to secure Sublessor against any and all potential liens or claims. If Sublessor approves such alteration, addition or improvement, all such work shall be done in a good and workmanlike manner, the structural integrity of the building shall not be impaired, and any liens attaching to the Subleased Premises shall be released within thirty (30) days or appropriately bonded to protect Sublessor. Upon the termination of this Sublease, such alterations, additions, or improvements shall, at the option of Sublessor, (1) become the property of Sublessor, or (2) be removed by the Sublessee provided that any part of the Subleased Premises affected by such removal shall be restored to its original condition.

15.  FIXTURES AND SIGNS:

     (a) Sublessee shall have the right to install in or place on the Subleased Premises trade or moveable fixtures, or other equipment as it may choose and which fixtures or equipment do not exceed the weight permitted by the floor structure. Such fixtures, machines, tools, or other equipment shall at all times remain the personal property of Sublessee regardless of the manner or degree of attachment thereof to the Subleased Premises and may be removed at any time by Sublessee whether at the termination of this Sublease or otherwise, provided, however, that Sublessee shall make restoration of the Subleased Premises in the event that any damage is done thereto in the removal of such property.

     (b) Sublessee shall initially have the right to install a sign in accordance with the Sign Plan to be attached hereto as Exhibit E. Thereafter, Sublessee shall have the right, with Sublessor's written consent, which consent shall not be unreasonably withheld, to install or erect on the Premises such signs as it may deem necessary or appropriate to advertise its name and business; provided, however, that such signs comply with all applicable laws or ordinances. Sublessee shall have the right, subject to the restrictions of subsection (a) above, to install and affix signs within the Subleased Premises, subject to Sublessor's prior written consent, which consent shall not be unreasonably withheld.

16.  LIABILITY; INDEMNITY:

     (a) Sublessee shall be liable for any injury to or death of persons and for any loss of or damage to property caused by the negligent or willful acts or omissions of its agents, employees, or invitees, or caused by Sublessee's failure to perform the maintenance, repairs, and replacements required to be performed by it under the provisions of Section 10 (Maintenance and Repairs) or any other obligations it has under this Sublease or otherwise arising from its use or occupancy of the Subleased Premises or from any injury or damage or any other claim arising from or relating to the presence in any Common Areas by any of Sublessee's employees, agents, or invitees. Sublessee shall indemnify and save Sublessor harmless against any and all liabilities, claims, demands, actions, costs, and expenses which may be sustained by Sublessor by reason of any of the causes for which Sublessee is liable pursuant to this subsection (a).

     (b) Sublessor shall be liable for any injury to or death of persons and for any loss of or damage to property caused by the negligent or willful acts or omissions of its agents, employees, or invitees, or caused by Sublessor's failure to perform the maintenance, repairs, and replacements required to be performed by it under the provisions of Section 10 (Maintenance and Repairs) or any other obligation it has under this Sublease. Sublessor shall indemnify and save Sublessee harmless against any and all liabilities, claims, demands, actions, costs, and expenses which may be sustained by Sublessee by reason of any of the causes for which Sublessor is liable pursuant to this subsection (b).

     (c) The obligations of this Section 16 shall survive termination of this Sublease for any reason whatsoever with regard to events occurring during the term of this Sublease (or any extension thereof) arising from acts or omissions during the term of this Sublease (or any extension thereof).

17.  DEFAULT:

     (a) If Sublessee shall fail to pay any rent or Additional Rent to Sublessor within ten (10) days after the same is due and payable under the terms of this Sublease and following the passage of ten (10) days notice of such failure by Sublessor, or if the Sublessee shall fail to perform any other duty or obligation imposed upon it by this Sublease and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Sublessee by Sublessor (except where Sublessee has diligently begun to correct such other duties or obligations within such period and continues to cure such default on a diligent basis), or if the Sublessee shall be adjudged bankrupt, or shall make a general assignment for the benefit of its creditors, or if a receiver of any property of Sublessee in or upon the Subleased premises be appointed in any actions, suit, or proceeding by or against Sublessee, or if the interest of Sublessee in the Subleased Premises shall be sold under execution or other legal process, then and in any such event Sublessor shall have the right to enter upon the Subleased Premises and again have, repossess, and enjoy the same as if this Sublease had not been made, and thereupon this Sublease shall terminate without prejudice, however, to the right of Sublessor to recover from Sublessee all rent due and unpaid up to the time of such re-entry. In the event of any such default and re-entry, Sublessor shall have the right to relet the Subleased Premises for the remainder of the then existing term whether such term be the initial term of this Sublease or any renewed or extended term, and to recover from Sublessee the difference between the rent reserved by this Sublease and the amount obtained through such reletting less the costs and expenses reasonably incurred by Sublessor in such reletting. Sublessor hereby expressly reserves all other rights and remedies available to it, whether at law or equity.

     (b)  If any rent (including Additional Rent) shall not be paid within ten
(10) days after due, in addition to, and without waiving or releasing any other rights and remedies of Sublessor, a late charge of one and one-half percent (1.5%) per month on the amount of such rent shall become immediately due and payable to Sublessor, as liquidated damages for Sublessee's failure to make prompt payment, and the same shall be considered as additional rent.

18.  ASSIGNMENT; SUBLETTING:

     Sublessee shall not have the right to assign this Sublease or to sublet the Subleased Premises or any part thereof, without the prior written consent of Sublessor; which consent shall not be unreasonably withheld. Notwithstanding the foregoing, no assignment or subletting shall relieve Sublessee from its duty to perform fully all of the agreements, covenants, and conditions set forth in this Sublease.

19.  HAZARDOUS MATERIALS:

     (a) "Hazardous Materials" shall mean any material or substance (i) which is defined as a "hazardous substance", "hazardous waste", oil, petroleum, or oil or petroleum products or byproducts, asbestos, Polychlorinated Byphenyls ("PCBs"), or "extremely hazardous substance", "hazardous chemical", "toxic substance", "pollutant", "contaminant" or the like under any federal, state, or local environmental, or occupational health and safety statute, law, regulation, rule or ordinance ("Environmental Laws", as specifically defined below), (ii) which contains Polychlorinated Byphenyls (PCBs), (iii) which contains asbestos,
(iv) which is radioactive or (v) the presence of which requires investigation or remediation under any Environmental Law, as well as any toxic or otherwise hazardous substance, material or waste which is or becomes regulated as such by any Environmental Law.

     (b) Sublessee shall not introduce, permit the introduction, storage or use of Hazardous Materials onto the Subleased Premises, or cause or permit the discharge, emission or release of Hazardous Materials other than in the normal course of its business and only then in accordance with all applicable Environmental Laws, including without limitation any consents, orders, licenses, permits or approvals of any governmental authority.

     (c) Sublessee shall conduct all of its operations at the Subleased Premises in compliance with all applicable federal, state, and local statutes, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, (CERCLA); the Resource Conservation and Recovery Act, 42 U.S.C.

Section 6901 et seq., as amended (RCRA); the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended, the Occupational Health and Safety Act, 29 U.S.C. Section 651 et seq., as amended, and all applicable federal, state and local statutes related to health and safety and the environment now or hereafter enacted and any additions and amendments thereto and regulations enacted thereunder, ordinances, orders and requirements of common law, regarding, but not limited to (i) discharges to the air, soil, surface or ground water; and (ii) handling, utilizing, storage, treatment, or disposal of any Hazardous Materials as defined therein ("Environmental Laws").

     (d) If Sublessor suspects that there has been a release of Hazardous Materials in violation of applicable Environmental Laws, or a governmental authority requires testing to ascertain whether there has been a release of Hazardous Materials by Sublessee, its agents, servants, employees or invitees, from, on, in or around the Subleased Premises, and if the costs of such testing are payable by, charged to or assessed against Sublessor, such costs shall be reimbursed by Sublessee to Sublessor as additional rent. Sublessee shall execute affidavits or representations, at Sublessor's request, stating that, to the best of Sublessee's knowledge and belief after due inquiry, since the time that Sublessee took possession of the Subleased Premises, there have been no and there presently are no Hazardous Materials present in the Subleased Premises in violation by Sublessee, its agents, employees, contractors, subcontractors, invitees, officers, directors, successors and assigns of this Sublease.

     (e) Sublessee hereby agrees to indemnify Sublessor and to hold Sublessor harmless from and against any and all expense, loss, cost, damages, fines, penalties, or liability, but excluding consequential damages, suffered (i) by reason of Sublessee's breach of any of the provisions of this Sublease, (ii) or arising or resulting from the introduction, handling, use, treatment, storage, disposal, dumping, spilling, leaking, emitting, release or discharge of Hazardous Materials onto, on, in, around or from the Subleased Premises by Sublessee or its suppliers, contractors, subcontractors, invitees or any of its or their respective officers, agents, or employees, and irrespective of whether any consent or approval has been given with respect thereto.

     (f) The provisions of Section 16.(e) shall survive the termination of this Sublease.

     (g) Sublessor shall conduct all of its operations at the Premises in compliance with all applicable Environmental Laws.

20.  QUIET ENJOYMENT:

     Sublessor covenants and warrants that it has lawful title and right to make this Sublease, and that, if Sublessee shall pay the rent and perform all of the agreements, covenants, and conditions required by this Sublease to be performed by it, Sublessee may freely, peaceably and quietly occupy and enjoy the Subleased Premises free from any molestation from Sublessor or anyone acting by, through or under Sublessor.

21.  RENEWAL OR EXTENSION:

     (a) Sublessee shall have the option to renew and extend the term of the Sublease for two (2) periods of five (5) years each. The first renewal shall begin upon the expiration of the initial term and the second renewal term shall begin upon the expiration of the first renewal term. Sublessee, at least one hundred eighty (180) days prior to the expiration of the initial term and the first renewal term, respectively, shall give Sublessor written notice of its intention to exercise such option.

     (b) Upon receipt of Sublessee's notice of its exercise of option to extend the term of the Sublease, Sublessor shall, within twenty (20) days of receipt of Sublessee's notice, give Sublessee written notice of the rental rate for such renewal term. The renewal rate for such renewed and extended terms shall not exceed ninety five (95%) percent of the then prevailing rental rate for comparable office space in the suburban Pittsburgh, Pennsylvania area but in no event will the rent during such option period be greater than 110% of the sum of the base rent plus Sublessee's pro rata share of increases in real estate taxes and operating expenses set for in Sections 6 and 7 in effect at the time the option to renew is exercised by Sublessee. Notwithstanding the foregoing, in no event shall the renewal rate during either renewal term be less than the base rent being paid by Sublessee to Sublessor during the last month of the preceding lease term. Sublessee shall have twenty (20) days from the receipt of Sublessor's notice setting forth the renewal rental rate for the renewal term to give Sublessor written notice that Sublessee will either (1) confirm its exercise of the option to renew the Sublease for the renewal term at the rental rate set forth in Sublessor's notice or (2) rescind the exercise of option to renew the Sublease term.

22.  OPTION TO EXPAND:

     Sublessee shall have a one-time option exercisable between December 1, 1996 and June 1, 1997 inclusive (the "Option Period") upon written notice to Sublessor to lease approximately 15,000 additional rentable square feet which shall be comprised of approximately 6,200 additional rentable square feet as highlighted in red on Exhibit B and 8,800 additional rentable square feet located in areas of the Premises to be designated by Sublessor and accessible by Sublessee through Common Areas. Any additional square feet which Sublessee shall elect to sublease shall be subleased at the same rental rate per square foot then in effect for the initial Subleased Premises, and shall otherwise be subject to the same terms and conditions as are set forth herein. Once Sublessee exercises such option within the Option Period, Sublessor and Sublessee shall attempt to agree on the exact location of the additional subleased area which shall be more fully set forth in an amendment to this Sublease. Sublessor shall make the additional space available to Sublessee at any time between the date of receipt by Sublessor of Sublessee's exercise of option and six (6) months after receipt of Sublessee's exercise of option.

23.  SURRENDER:

     When this Sublease shall terminate in accordance with the terms hereof, Sublessee shall quietly and peaceably deliver up possession to Sublessor without notice from Sublessor other than as may be specifically required by any provision of this Sublease. Sublessee expressly waives the benefit of all laws now or hereafter in force requiring notice from Sublessor with respect to termination. Sublessee shall deliver up possession of the Subleased Premises in as good order, repair, and condition as the same are in at the beginning of the term of this Sublease except for reasonable wear and tear.

24.  BASE LEASE:

     All of the agreements, covenants and conditions contained in Sections 2, 6(b), 7, 19(a), 21, 22, 23, 29, 30, 32, and 35 of the Lease, attached hereto as
Exhibit F, are hereby made a part of this agreement and such rights and obligations as are contained in the aforesaid Sections of the Lease are hereby imposed upon the respective parties hereto, as they pertain to the Subleased Premises, the Sublessor being substituted for the Lessor, the Sublessee being substituted for the Lessee and the Subleased Premises being substituted for the Premises. Notwithstanding anything to the contrary herein, Sublessor herein shall not be responsible for the performance of any obligations of or any defaults by Lessor under the Lease. Sublessor covenants and agrees to perform all of its obligations under the Lease (except to the extent required to be performed by Sublessee hereunder). In the event there is a default by Lessor under the Lease, Sublessor will use reasonable efforts to protect the interests of Sublessor and Sublessee under this Sublease and the Lease. In the event that the Lessor's consent is required for any action contemplated by Sublessee under the terms of this Sublease, Sublessee shall obtain such consent directly from the Lessor.

25.  NOTICE:

     (a) Any notice or demand required by the provisions of this Sublease to be given to Sublessor shall be deemed to have been given adequately if sent by Certified Mail, return receipt requested, to Sublessor at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, Attention: Real Estate Department.

     (b) Any notice or demand required by the provisions of this Sublease to be given to Sublessee shall be deemed to have been given adequately if sent by Certified Mail, return receipt requested, to Sublessee at 2090 Greentree Road, Pittsburgh, PA 15220, Attention: Sunil Wadhwani, Chairman (if prior to March 1,
1995) and to Sublessee's address at the Subleased Premises (if on or after March 1, 1995), with a copy to John W. Lewis, Esq., Dickie, McCamey & Chilcote, P.C., Suite 400, Two PPG Place, Pittsburgh, PA 15222-5402.

     (c) Either party shall have the right to change its address as above designated by giving to the other party fifteen (15) days' notice of its intention to make such change and of the substituted address at which any notice or demand may be directed to it.

26.  SUBORDINATION:

     Sublessee agrees that this Sublease shall be subordinate to any mortgage or trust deed that is now on or may hereafter be placed upon the demised premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof.

27.  ENTIRE AGREEMENT:

     The whole and entire agreement of the parties is set forth in this Agreement and the parties are not bound by any agreements, understandings or conditions otherwise than as expressly set forth and stipulated hereunder.

28.  CHANGES, MODIFICATIONS OR AMENDMENTS:

     This agreement may not be changed, modified, discharged or terminated orally or in any other manner than by an agreement mutually signed by the parties hereto or their respective successors and assigns.

29.  COVENANTS TO BIND RESPECTIVE PARTIES:

     This Sublease, and all of the agreements, covenants, and conditions contained herein shall be binding upon Sublessor and Sublessee and upon their respective heirs, executors, administrators, successors, and assigns.

30.  GOVERNING LAW:

     This Sublease shall be governed by the laws of the Commonwealth of Pennsylvania.

31.  RECEPTION AREA:

     With respect to the reception area which is outlined in blue on Exhibit B, Sublessor and Sublessee agree as follows:

     (a) Sublessor and Sublessee may each employ a receptionist to be located in the reception area.

     (b) With Sublessor's prior written consent, which consent shall not be unreasonably withheld, Sublessee may install a sign of identification in the reception area.

     IN WITNESS WHEREOF, Sublessor and Sublessee have caused these presents to be executed by their duly authorized officers and have caused their respective corporate seals to be hereto affixed, all as of the day and year first above written.

ATTEST:                           WESTINGHOUSE ELECTRIC CORPORATION


/s/                              By: /s/
   ----------------------            ------------------------------
   Assistant Secretary                      Vice President


ATTEST:                          MASTECH CORPORATION


/s/ Pattie L. Franks             By: /s/ Sunil Wadhwani
   ----------------------            ------------------------------

                          FIRST AMENDMENT OF SUBLEASE
                          ---------------------------

          THIS LEASE AMENDMENT made the 20th day of March, 1996 by and between WESTINGHOUSE ELECTRIC CORPORATION ("Sublessor") and MASTECH CORPORATION ("Sublessee").

                                   WITNESSETH
                                   ----------

          WHEREAS, Sublessor and Sublessee entered into a Sublease Agreement dated February 10, 1995 ("Sublease") for approximately 21,996 rentable square feet of office space at 1000 McKee Road, Oakdale, Pennsylvania ("subleased premises"); and

          WHEREAS, Sublessor and Sublessee executed a Letter Agreement dated April 19, 1995 regarding additional equipment to be included in Exhibit C of the Sublease and the amendment of Sublessee's expansion option set forth in Section 22 of the Sublease; and

          WHEREAS, Sublessor and Sublessee desire to amend the Sublease to increase the subleased premises.

          NOW, THEREFORE, the parties hereto intending to be legally bound hereby agree as follows:

     1. Effective March 1, 1996, the subleased premises shall be increased by approximately 2,815 rentable square feet as shown on Exhibit A attached hereto and made a part hereof for the remainder of the term of the Sublease, and the total square feet in the subleased premises, including the above 2,815 rentable square feet, shall be 24,811 rentable square feet.

     2. The total monthly base rental for all of the subleased premises, including the above increased subleased area shall be as follows:

     Period of Time             Annual Rent          Monthly Rent
     --------------             -----------          ------------

     3/1/96 - 5/31/97           $347,354.00           $28,946.17
     6/1/97 - 5/31/99           $372,165.00           $31,013.75
     6/1/99 - 5/31/200          $396,976.00           $33,081.33

     3. Effective March 1, 1996, Sublessee's proportionate share of any (a) increase or decrease in real estate tax as set forth in Section 6(c) of the Sublease and (b) increase in operating expenses as set forth in Section 7.(a) of the Sublease shall be 16.34% which is determined by dividing the total number of rentable square feet subleased by Sublessee (24,811) by the total number of rentable square feet in the Premises (151,800).

     4. Sublessee shall have the right to use the ten workstations and other furnishings located in the additional space shown on Exhibit A at the time this Lease is executed. Sublessee shall have the right, at the end of the initial term or any renewal term of this Sublease, to remove and retain the ten workstations in the additional space, provided that, upon removal, Sublessee shall restore the additional space as required in Section 24 of the Lease.
Title to such workstations shall pass at the end of the initial term, and Sublessor shall, upon request of Sublessee, deliver such bills of sale or other instruments (warranting title and otherwise disclaiming all warranties whatsoever) as Sublessee may require in order to more effectively transfer title to Sublessee.

     5. The following sentence shall be inserted in lieu of the first sentence of Section 22 of the Sublease (Option to Expand):

          "Sublessee shall have a one-time option exercisable between December 1, 1996 and June 1, 1997 inclusive (the "Option Period") upon written notice to Sublessor to lease approximately 12,185 rentable square feet located in areas of the Premises to be designated by Sublessor and accessible by Sublessee through Common Areas."

     6. Except as otherwise set forth herein, all of the terms and conditions in the Sublease, as amended and modified, shall remain the same.

          IN WITNESS WHEREOF, the parties hereto have set their hands and seals the date first above written.

ATTEST:                             WESTINGHOUSE ELECTRIC
                                    CORPORATION


__________________________          By:______________________________
Assistant Secretary                    Vice President


ATTEST:                             MASTECH CORPORATION


__________________________          By:______________________________

                                      -3-